Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-83233, 333-55578, 333-65034 and 333-122414 on Form S-8 and Post-Effective Amendment No.2 to Registration Statement No. 333-109929, Amendment No.1 to Registration Statement No. 333-119274 and Registration Statement No. 333-115128 on Form S-3 of our report dated March 1, 2006, relating to the financial statements of priceline.com, Incorporated, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of priceline.com Incorporated for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
March 1, 2006